MPV AND BS ASSIGMENT AND CONVEYANCE AGREEMENT

          THIS AGREEMENT (this “Agreement”) is dated 22 February 2010 and is entered into by and between Blue Sphere Corporation, a corporation organised under the laws of Nevada (together with its affiliates, “BS”), and Carbon MPV Limited, a limited company organised under the laws of Cyprus, “MPV”).

          Whereas, MPV has identified exclusive rights to perform carbon credit projects listed in Annex A hereto (the “Annex A Potential Projects”);

          Whereas, BS desires to acquire the exclusive rights to such Annex A Potential Projects and MPV accepts and agrees to such acquisition;

          Now, therefore, in consideration of the mutual premises and covenants contained herein, and subject to the terms and conditions hereof, and intending to be legally bound, the parties hereto agree as follows:

1.      Assignment and Conveyance of the Projects

1.1

On the terms and subject to the conditions of this Agreement, MPV hereby assigns and conveys all of its right, title and interest in to and under (i) the Annex A Potential Projects and (ii) projects to be arranged by MPV in the future, which MPV offers to BS (“Subsequent Projects” and, together with the Annex A Potential Projects, the “Projects” each singularly a “Project”).

1.2

In exchange for such assignment and conveyance, the parties agree that MPV shall receive with respect to each Project to be implemented hereunder the percentage of the gross proceeds indicated on Annex A from carbon credits to be received in respect of such Project for the life thereof upon terms to be agreed between the partiesMPV will also receive 4% of the net profit relating to any other sources of energy or energy-related revenues from such Projects over and for the life of the Projects. For the avoidance of doubt, it is agreed and acknowledged that MPV is not required to invest any funds of its own at any time (together all fees paid to MPV, the “Fee”).

1.3

The Fee is inclusive of all applicable Taxes. “Taxes” are defined as - all taxes applicable to the transaction contemplated hereunder or resulting therefrom, including, without derogating from the generality of the above, income taxes, profit taxes, withholding taxes and any other compulsory payment applicable under any applicable law. In addition, BS shall have the right to deduct or withhold from any fee to be paid, any such taxes, charges or levies, in respect of which such deduction or withholding is required to be made according to any applicable law or jurisdiction.

1.4	BS understands that certain projects may require advance payments and the nature and amount of such payments will become known only as the rights to perform such Projects are obtained.

2.      Project Performance and Carbon Credit Registration

          BS agrees to conduct due diligence promptly on each Project offered to it and, once a decision is made, in BS’s sole discretion, to develop a Project, to use its reasonable endeavours to implement such Project diligently and in good faith and register and receive their carbon credits as soon as practical. BS also agrees to use internationally recognised specialists, engineers and consultants in the performance of Projects who have a record of success in implementing similar projects.

3.      Covenants

3.1

Each party shall render assistance in handling applications for approvals, permits and licenses and similar formalities necessary for the establishment and operation of their legal and commercial relationship.

3.2

Each party agrees to execute, on request, all other documents and instruments as the other Party shall reasonably request, and to take any actions, which are reasonably required or desirable to carry out obligations imposed under, and effect the purposes of, this Agreement.

3.3	Each party agrees to use its reasonable commercial efforts to accomplish the purpose of this Agreement and to comply with all applicable laws and regulations.

4.      Non-Disclosure/Circumvention

          Each of MPV and BS agrees that it will keep confidential and not disclose to (and require its representatives or any parties it works with in connection with any transaction to keep confidential and not disclose to) any other person any information that it receives that is designated as confidential as well as information derived therefrom (“Confidential Information”) unless authorised to do so by the disclosing party or required to do so by law. Each of MPV and BS further agrees to refrain from taking any action (and to cause its representatives or any parties it works with in connection with any transaction to refrain from taking any action) using the Confidential Information that will have the effect or the potential effect of circumventing or pre-empting, to any degree, the disclosing party’s full and unfettered use of and benefit from its Confidential Information. The recipient shall only put any of such Confidential Information to its own use after receiving proper, explicit and prior authorization from the disclosing party, in writing, to do so. It is hereby agreed that (i) the identity of any financier or investor providing finance for any transaction contemplated hereby is Confidential Information and (ii) MPV shall not make any use whatsoever of the contacts brought by BS, including its clients, government officials, facilitators or any parties using these connections unless it has BS’s consent thereto.

MPV represents and warrants that it has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement or the rendering of the Services, or that would preclude it from complying with the provisions hereof and that it will not enter into any agreement or undertake any obligation which will create such a conflict of interests. Furthermore, MPR hereby expressly certifies and represents that in performing the Services to BS it is not in breach of any obligation towards any third party.

5.      Entry into Force and Term

          Subject to the following sentence, this Agreement shall enter into force from the date hereof and will terminate on the earlier of (i) 25 years from the date on which this Agreement enters into force or (ii) the Kyoto Protocol, as amended or extended, terminates or (iii) 15 April 2010 unless MPV delivers by such time to BS at least two signed Project agreements and two signed Project memoranda of understanding.

Notwithstanding anything else to the contrary herein, either party may terminate this Agreement by written notice to the other party, if the other party materially breaches this Agreement and fails to cure such breach within fourteen (14) calendar days of receiving written notice thereof. Any and all rights to accrued benefits (including, but not limited to, the right to receive gross proceeds from any and all Projects so assigned in accordance with Section 1.2 above or obligations to be performed after such time shall survive any termination hereof.

6.      Miscellaneous

          No provision of this Agreement may be amended, modified or waived only in writing signed by a duly authorized officer of MPV and BS. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all previous agreements and understandings, written or oral, between the parties or their affiliates or agents with respect to the subject matter hereof. The headings in this Agreement are for convenience of reference only, and shall not alter or affect the meaning of any provision. Each party acknowledges that it has not relied upon any representation of the other party, except for any representation made by such party under the express terms of this Agreement, in entering into and undertaking the obligations imposed by this Agreement. This Agreement shall be construed, interpreted and enforced in accordance with the substantive laws of Israel. The parties agree that any action brought to resolve any controversy arising under or relating to this Agreement shall be subject to the non-exclusive jurisdiction of the courts of Tel Aviv, Israel and any court which may hear appeals from those courts in relation to any disputes arising out of or in connection with this Agreement. No Party shall be liable under this Agreement, for consequential, indirect, special, or punitive damages.

7.      Transfer to Affiliates

          BS acknowledges that MPV may open another company and that, once opened and registered, BS agrees that all of MPV’s rights, obligations, title and interest in, to and under this Agreement may, in MPV’s sole discretion, be transferred and conveyed to such company (which may not further assign such rights) provided that: (i) such company is a wholly owned subsidiary of MPV and (ii) such assignment will be pursuant to a duly executed assignment agreement between the parties, which executed assignment agreement shall be provided to BS upon its execution.

8.      Severability

          Should any part of this Agreement be rendered or declared invalid by a court or arbitrator of competent jurisdiction, such invalidation of such part or portion of this Agreement will not invalidate the remaining portions thereof and they shall remain in full force and effect. It is further agreed that if part of this Agreement is determined to be invalid, either party may open negotiations solely with respect to a substitute for such part within two (2) weeks after such determination has been made.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Carbon MPV Limited

By: Mark Radom

Title:

/s/ Mark Radom
____________________________

Blue Sphere Corporation

____________________________
By:
Title:

Annex A

List of Projects

Kaz Azot N2O Abatement Project	2.5% to MPV until BS has recouped 100% of its investment and, from then on, 5%, in each case, of the gross proceeds from carbon credits

Navoi N2O Abatement Project	2.5% to MPV until BS has recouped 100% of its investment and, from then on, 5%, in each case, of the gross proceeds from carbon credits

Skochinskaya Coal Mine	2% to MPV until BS has recouped 100% of its investment and, from then on, 4%, in each case, of the gross proceeds from carbon credits

Odessa Landfill	5% to MPV until BS has recouped 100% of its investment and, from then on, 7.5%, in each case, of the gross proceeds from carbon credits

Donetsk Landfill	5% to MPV until BS has recouped 100% of its investment and, from then on, 7.5%, in each case, of the gross proceeds from carbon credits

Borispol Landfill	5% to MPV until BS has recouped 100% of its investment and, from then on, 7.5%, in each case, of the gross proceeds from carbon credits

Kishenev Landfill	5% to MPV until BS has recouped 100% of its investment and, from then on, 7.5%, in each case, of the gross proceeds from carbon credits

Bishkek Landfill	5% to MPV until BS has recouped 100% of its investment and, from then on, 7.5%, in each case, of the gross proceeds from carbon credits

Dushanbe Landfill	5% to MPV until BS has recouped 100% of its investment and, from then on, 7.5%, in each case, of the gross proceeds from carbon credits

New Projects	3% to MPV until BS has recouped 100% of its investment and, from then on, 5%, in each case, of the gross proceeds from carbon credits (unless otherwise agreed in writing)